Exhibit 10.17

Time Charter

GOVERNMENT FORM

Approved by the New York Produce Exchange

November 6th, 1913 - Amended October 20th, 1921; August 6th, 1931; October 3rd, 1946

This Charter Party, made and concluded in Athens                                                 23rd day of February                             ~~19~~ 2007 Between STAR GAMMA INC. of Majuro, Marshall Islands, Owners to be                                                                                           ~~Owners~~ of the good Panama flag                                 ~~Steamship~~/Motorship “C. Duckling” TBRN “Star Gamma”                   of                    of 29,295                    tons gross register, and 17,592                        tons net register, having engines of                               indicated horse power and with hull, cargo spaces, machinery and equipment in a thoroughly efficient state, and classed BV                          at                               of about 66,416                       cubic metres ~~feet~~ grain ~~bale~~ capacity, and about 53,098 metric               tons (See Clause 31) ~~of 2240 lbs.~~ deadweight all told capacity (cargo and bunkers, including fresh water and stores approximately 280 MT excluding fresh water ~~not exceeding one and one half percent of ship’s deadweight capacity. allowing a minimum of fifty tons)~~ on a draft of 12.163               ~~feet~~ metres       ~~inches~~ on salt           Summer freeboard, ~~inclusive of permanent~~ bunkers, which are of the capacity of about      ~~tons of fuel~~, and capable of steaming throughout, for the duration of this Charter Party, ~~fully laden~~, under good weather conditions about 14.00        Knots on a consumption of about F.O CST-380 29.0 metric tons M/E ~~of~~, AUX 1.7MT , BOILER 0.7/MD 0.0. Bunker specifications as per Clause 32. ~~best Welsh coal best grade fuel oil best grade Diesel oil.~~ now trading

                                                                              and TMT Co. Ltd.,                                                        Charterers of the City of Taipei

Witnesseth, That the said Owners agree to let, and the said Charterers agree to hire the said vessel, from the time of delivery, for ~~about~~ min 12 to about 13 months +/- 10 days in Charterers’ option time charter trading, always afloat,                                    always within Institute Warranty Limits, always via safe ports, safe berths, safe anchorages, always via ice free ports/areas         within below mentioned trading limits.

Charterers to have liberty to sublet the vessel for all or any part of the time covered by this Charter, but Charterers remaining responsible for the fulfillment of this Charter Party. Acceptance of delivery by Charterers shall not constitute any waiver of Owners’ obligations hereunder. Vessel to be placed at the disposal of the Charterers, at any time day or night, Sundays, holidays, included within 10 working days in Owners’     Option immediately after the ship completes her current voyage following Owners’ aquisition of the title to the ship.

~~in such dock or at such wharf or place (where she may safely lie, always afloat, at all times of tide, except as otherwise provided in clause No. 6), as the Charterers may direct. If such dock, wharf or place be not available time to count as provided for in clause No. 5~~. Vessel on her delivery to be clean and in all respects ready to load any permissible cargo to in a indepedant surveryor’s satisfaction, failing which she will be placed off-hire form time of rejection until she is in all respects ready to load
~~ready to receive cargo with clean swept holds~~ and tight, staunch, strong and in every way fitted for ordinary cargo (as permitted under this Charter Party) service and so be maintained by the Owners throughout the currency of this Charter Party ~~the service~~, having water ballast, ~~winches~~ and donkey boiler with sufficient steam power, ~~or if not equipped with donkey boiler, then other power sufficient to run all the winches at one and the same time~~ (and with full complement of officers, seamen, engineers ~~and firemen~~ for a vessel of her tonnage), to be employed, in carrying lawful merchandise, ~~including petroleum or its products, in proper containers~~, excluding

~~(vessel is not to be employed in the carriage of Live Stock, but Charterers are to have the privilege of shipping a small number on deck at their risk, all necessary fittings and other requirements to be for account of Charterers), in such lawful trades, between safe port and/or ports in British North America, and/or United States of America, and/or West Indies, and/or Central America, and/or Caribbean Sea, and/or Gulf of Mexico, and/or Mexico, and/or South America                                                                                                       and/or Africa, and/or Asia, and/or Australia, and/or Tasmania, and/or New Zealand, but excluding Magdalena River, River St. Lawrence between October 31st and May 15th, Hudson Bay and all unsafe ports; also excluding, when out of season, White Sea, Black Sea and the Baltic,~~ Vessel not to force ice or follow ice breakers.

as the Charterers or their Agents shall direct, on the following conditions:

1. That the Owners shall provide and pay for all provisions, wages and consular shipping and discharging fees of the Crew; also consular fees necessitated because of vessel’s nationality or in respect of Owners’ business, also all garbage removal requested by Master provided local authorities permit, but when compulsory to be for Charterers’ account, shall pay for the insurance of the vessel, also for all the cabin, deck, engine-room and other necessary stores, including boiler water and maintain her class and keep the vessel in a thoroughly efficient state in hull, machinery and equipment for and during the service.

2. That whilst on hire the Charterers shall provide and pay for all the fuel except as otherwise agreed, Port Charges, compulsory/customary Pilotages including Skaw/Dardanelles/Great Belt/Magellan, Agencies, Commissions, Tallymen, Stevedores, Municipality and State Taxes, watchmen where compulsory, canal tolls and dues, Consular Charges (except those pertaining to the Crew and vessel), and all other usual expenses for a Time Charterer Including any taxes/dues on cargo/freight except those before stated, but when the vessel puts into a port for causes for which vessel is responsible and contrary to Charterers directions, then all such charges incurred shall be paid by the Owners. Fumigations ordered because of illness of the crew to be for Owners account. Fumigations ordered because of cargoes carried or ports visited while vessel is employed under this charter to be for Charterers account including crews transportation and/or accommodation occasioned thereby. All other fumigations to be for of six months or more.

Charterers are to provide necessary dunnage and shifting boards, also any extra fittings requisite for a special trade or unusual cargo, but Owners to allow them the use of any dunnage and shifting boards already aboard vessel. Charterers to have the privilege of using shifting boards for dunnage, they making good any damage thereto.

~~3. That the Charterers, at the port of delivery, and the Owners, at the port of re-delivery, shall take over and pay for all fuel remaining on board the vessel or the current prices in the respective ports, the vessel to be delivered with not less than                                                         tons and not more than                                                      tons and to be re-delivered with not less than                                                  tons and not more than                                             tons.~~ See Clause 32.

4. That the Charterers shall pay for the use and hire of the said Vessel at the rate of 28,500 United States Dollars daily including overtime, payable every 15 days in advance. ~~United States Currency per ton on vessel’s total deedweight carrying capacity, including bunkers and stores, on                                                 summer freeboard, per Calendar Month,~~ commencing on and from the day and time of her delivery, as aforesaid, and at and after the same rate for any part of a day ~~month~~, hire to continue until the hour of the day of her re-delivery in like good order and condition, ordinary wear and tear excepted, to the Owners (unless lost) at See Clause 85                                                                                           unless otherwise mutually agreed. Charterers are to give Owners not less than 25/20/15/10 days approximate and 5/3/2/1 days definite notice of vessels expected date of re-delivery, and probable port.

5. Payment of said hire to be made in Owners’ bank ~~New York~~ in cash in United States Currency by telegraphic wire swift, every 15 days ~~semi-monthly~~ in advance. On the first day of this Charter Party, Owners/Managers to send by email their invoice to Charterers which will include the first 15 days hire payment and value of bunkers on delivery. This amount should be credited to Owners bankers latest 3 banking days from vessels delivery, for the balance period, and Charterers to ensure the payment is done in such a manner so as to the money reaches the Owners latest on the due date without any delays., and for the last half month or part of same the approximate amount of hire, and should same not cover the actual time, hire is to be paid for the balance day by day, as it becomes due, if so required by Owners, ~~unless bank guarantee or deposit is made by the Charterers,~~ otherwise failing the punctual and regular payment of the hire, ~~or bank guarantee,~~ or on any breach of this Charter Party, the Owners shall be at liberty to withdraw the vessel from the service of the Charterers, without prejudice to any claim they (the Owners) may otherwise have on the Charterers. See Clause 35 ~~Time to count from 7 a.m. on the working day~~.

~~following that on which written notice of readiness has been given to Charterers or their Agents before 4 p.m. but if required by Charterers, they to have the privilege of using vessel at once, such time used to count as hire.~~

Cash for vessel’s ordinary disbursements at any port may be advanced as required by the Owners ~~Captain~~, by the Charterers or their Agents, ~~subject to 2 1/2%~~ commission and such advances shall be deducted from the next hire payment. The Charterers, however, shall in no way be responsible for the application of such advances.

6. That the cargo or cargoes be laden and/or discharged in any safe dock or at any safe wharf or safe place, safe berth, safe anchorage, safe port that Charterers or their Agents may direct, provided the vessel can safely lie always afloat at any time of tide, ~~except at such places where it is customary for similar size vessels to safely lie aground~~.

7. That the whole reach of the Vessel’s Hold, Decks, and usual places of loading (not more than she can reasonably stow and carry), also accommodations for Supercargo who is to sign usual LOI for passengers, if carried, shall be at the Charterers’ disposal, reserving only proper and sufficient space for Ship’s officers, crew, tackle, apparel, furniture, provisions, stores and fuel. ~~Charterers have the privilege of passengers as far as accommodations allow, Charterers paying Owners                                         per day per passenger for accommodations and meals. However, it is agreed that in case any fines or extra expenses are incurred in the consequences of the carriage of passengers, Charterers are to bear such risk and expense~~.

8. That the Captain shall prosecute his voyages with the utmost despatch, and shall render all customary assistance with ship’s crew and boats. The Captain (although appointed by the Owners), shall be under the orders and directions of the Charterers as regards employment and agency; and Charterers are to load, stow, ~~and~~ trim, discharge, lash, unlash, secure, unsecure, tally the cargo at their expense under the supervision of the Captain, who is to sign Bills of Lading for cargo as presented, in conformity with Mate’s ~~or Tally Clerk’s~~ receipts. Bimco Congen Bills of Lading form to be used only (See Clause 57). Prior arrival at loading port, Master to advice Charterer of his proposed stowage plan. Charterers have to ensure that Masters directions as regards vessels strengths and stability are followed. Charterers leaving ship always in seaworthy trim and condition between berths/ports.

9. That if the Charterers shall have reason to be dissatisfied with the conduct of the Captain, Officers, or Engineers, the Owners shall on receiving particulars of the complaint, investigate the same, and, if necessary, make a change in the appointments.

10. That the Charterers shall have permission to appoint a Supercargo who is to sign usual LOI for passengers, who shall accompany the vessel and see that voyages are prosecuted with the utmost despatch. He is to be furnished with fee accommodation, and same fare as provided for Captain’s table, Charterers paying at the rate of US$ 30.00 ~~$1.00~~ per day. Owners to victual Pilots and Customs Officers, and also, when authorized by Charterers or their Agents, to victual Tally Clerks, Stevedore’s Foreman, etc., Charterers paying (See Clause 72) ~~at the current rate per meal~~, for all such victualling.

11. That the Charterers shall furnish the Captain from time to time with all  requisite instructions and sailing directions, in writing, and the Captain shall keep a full and correct Log of the voyage or voyages, which are to be patent to the Charterers or their Agents, and furnish the Charterers, their Agents or Supercargo, when required, with a true copy of daily official deck and engine Logs, showing the course of the vessel and distance run and the consumption of fuel.

12. That the Captain shall use diligence in caring for the ventilation of the cargo-, pursuant to Charterers’ written instructions. Vessel has natural ventilation only.

~~13. That the Charterers shall have the option of continuing this charter for a further period of                                                                      on giving written notice thereof to the Owners or their Agents              days previous to the expiration of the first named term, or any declared option~~

14. That if required by Charterers, time not  to commence before                                        and should vessel not have given written notice of readiness on or before                                                     ~~but not later than 4 p.m.~~ Charterers or

and vessel /Owners  not to be  responsible for vessel’s reduced speed/increased consumption.

22. ~~Owners shall maintain the gear of the ship as fitted, providing gear (for all derricks) capable of  handling lifts up to three tons, also providing ropes, falls, slings and blocks. If vessel is fitted with derricks capable of handling heavier lifts. Owners are to provide necessary gear for same, otherwise equipment and gear for heavier lifts shall be for Charterers’ account. Owners also to provide on the vessel lanterns and oil for night work, and vessel to give use of  electric light  when so fitted, but any additional lights over those on board to be at Charterers’ expense. The Charterers to have the use of any gear on board the vessel.~~

23. Shore cranemen and shore stevedores to be employed and paid for by the Charterers, i.e. no cranesmen from crew can be used/provided. ~~Vessel to work night and day, if required by Charterers, and all winches to be at Charterers’ disposal during loading and discharging; steamer to provide one winchman per hatch to work winches day and night, as required. Charterers agreeing to pay officers, engineers, winchmen, deck hands and donkeymen for overtime work done in accordance with the working hours and rates stated in the ship’s articles. If the rules of the port, or labor unions, prevent crew from driving winches, shore Winchmen to be paid by Charterers. In the event of a disabled winch or winches, or insufficient power to operate winches. Owners to pay for shore engine, or engines, in lieu thereof, if required, and pay any loss of time occasioned thereby.~~

24. ~~It is also mutually agreed that this Charter is subject to all the terms and provisions of and all the exemptions from liability contained in the Act of Congress of the United States approved on the 13th day of February, 1893, and entitled “An Act relating to Navigation of Vessels; etc.,” in respect of all cargo shipped under this charter to or from the United States of America. It is further subject to the following clauses, both of which are to be included in all bills of lading issued hereunder.~~

~~U.S.A. Clause Paramount~~

~~This bill of lading shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States, approved April 16, 1936, which shall be deemed to  be incorporated herein, and nothing herein contained shall be deemed a surrender by the carrier of any of its rights or immunities or an increase of any of its responsibilities or liabilities under said Act. If any term of this bill of lading be repugnant to  said Act to any extent, such term shall be void to that extent, but not further.~~

~~Both to Blame Collision Clause~~

~~If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Carrier in the navigation or in the management of the ship, the owners of the goods carried hereunder will indemnify the Carrier against all loss or liability to the other or non carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said goods, paid or payable by the other or non-carrying ship or her owners to the owners of said goods and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.~~

25. The vessel shall not be required to enter any ice-bound port, or any port where lights or light-ships have been or are about to be withdrawn by reason of ice, or where there is risk that in the ordinary course of things the vessel will not be able on account of ice to safely enter the port or to get out after having completed loading or discharging. Vessel not to force ice. See Clause 34.

26. Nothing herein stated is to be construed as a demise of the vessel to the Time Charterers. The owners to remain responsible for the navigation of the vessel, acts of pilots and tugboats, insurance, crew, and all other matters, same as when trading for their own account.

27.  ~~A commission of 2 1/2 per cent is payable by the Vessel and Owners to~~

No brokerage commissions are due

~~on hire earned and paid under this Charter, and also upon any continuation or extension of this Charter.~~

28. ~~An address commission of 2 1/2 per cent payable to               on the hire earned and paid under this Charter~~. No address commissions are due.

Clauses 29 to 116 inclusive, as attached, are deemed to be incorporated in this Charter Party.

The Owners	The Charterers
STAR GAMMA INC. of Majuro	TMT CO., LTD., TAIPEI

Marshall Islands

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

This Charter Party is a computer generated copy of the NYPE (Revised 3rd October, 1946) form printed under license from the Association of Ship Brokers & Agents (U.S.A), Inc., using software which is the copyright of Strategic Software Limited.

It is a precise copy of the original document which can be modified, amended or added to only by the striking out of original characters, or the insertion of new characters, such characters being clearly highlighted by underlining or use of colour or use of a larger font and marked as having been made by the licensee or end user as appropriate and not by the author.

ADDITIONAL CLAUSES TO M/V C. DUCKLING/TBRN STAR GAMMA
CHARTER PARTY DATED 23.02.07

Clause 29 - Cancellation of the charter party

This charter party is subject to Owners acquiring title to the vessel by way of purchase latest by June 30th 2007. Should this purchase not materialize for any reason whatsoever, this charter party shall be null and void as if never concluded.

Clause 30 - Surveys

Full on-hire/off-hire survey to prove condition of the vessel and quantity of bunkers on board to be held in Charterers’ time at first load port and in Owners’ time at last discharge port, but only actual time lost to be deducted from hire Surveys to be carried out by one joint surveyor whom to be appointed by Charterers and Owners. If vessel working during survey at discharge port then vessel remains on hire.

Clause 31 - Preloading survey

If steel and or newsprint and/or unpacked manufactured goods, bagged agricultural products or similar cargoes are loaded preshipment and out-turn condition surveys are to be held on such cargoes by surveyors appointed by Owners’ PandI Club, cost of such survey to be for Owners’ time and expense.

Clause 32 - Bunker Clause

The vessel shall be delivered with about (tba) mts of IFO, with about (tba) mts MDO and be redelivered with the same quantities as on delivery, provided that the quantity of fuels at redelivery is at least sufficient to allow the vessel to safely reach the nearest port at which fuels of the required type or better are available.

Provided that it can be accomplished at scheduled ports, without the hindrance to the operation of the vessel, and by prior arrangement between parties, the owners shall allow the Charterers to bunker for the account of Charterers prior the delivery and the Charterers shall allow the Owners to bunker for the account of the Owners prior to redelivery.

The Charterers shall purchase the fuels on board at delivery at prices as paid last by Owners and the Owners shall purchase the fuels on board at redelivery at the same prices.

The value of bunkers on delivery shall be paid along with first hire payment.

fuel specs:

All fuel must not contain any automotive lubricating oil or otherwaste chemicals nor any aluminium and/or silicon.

Vessel’s main engine burns mdo when manoeuvring/in approaches/narrow or restricted waters including canals/rivers/swallow waters/fog etc

The vessel is under the ‘DNV PETROLEUM SERVICES’ fuel quality programme.

The physical supplier and /or the barge has to participate in a joint drip sampling ,at the point of custody transfer, at the ship’s manifold. Vessel has suitable grip sampling equipment, approved type, in order to take the samples.

Sufficient volume to be taken for splitting into minimum 4 samples, duly signed by both parties, one for the supplier, two to be retained onboard the vessel, and one to be sent for laboratory testing to ‘DNV’.

The samples so taken to be considered representative of the quality of the product supplied and the result of the test to be binding to both parties, including the density for quantity determination.

(1) The Charterers shall supply bunkers of a quality suitable for burning in the Vessel’s engines and auxiliaries and which conform to the specification(s) mutually agreed under this Charter.

(2) During the currency of the Charter the Charterers shall ensure that bunker delivery notes are presented to the Vessel on the delivery of fuel(s) and that during bunkering representative samples of the fuel(s) supplied shall be taken at the Vessel’s bunkering manifold and sealed in the presence of competent representatives of the Charterers and the Vessel.

(3) The fuel samples shall be retained by the Vessel for 90 (ninety) days after the date of delivery or for whatever period necessary in the case of a prior dispute and any dispute as to whether the bunker fuels conform to the agreed specification(s) shall be settled by analysis of the sample(s) by (DNV) whose findings shall be conclusive evidence as to conformity or otherwise with the bunker fuels specification(s).

(4) The Owners reserve their right to make a claim against the Charterers for any damage to the main engines or the auxiliaries caused by the use of unsuitable fuels or fuels not complying with the agreed specification(s). Additionally, if bunker fuels supplied do not conform with the mutually agreed specification(s) or otherwise prove unsuitable for burning in the ship’s engines or auxiliaries the Owners shall not be held responsible for any reduction in the Vessel’s speed performance and/or increased bunker consumption nor for any time lost and any other consequences.

Clause 33 - Bunker Fuel Sulphur Content Clause for Time Charter Parties 2005

(a) Without prejudice to anything else contained in this Charter Party, the Charterers shall supply fuels of such specifications and grades to permit the Vessel, at all times, to comply with the maximum sulphur content requirements of any emission control zone when the Vessel is ordered to trade within that zone.

The Charterers also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the Charterers to supply such fuels shall comply with Regulations 14 and 18 of MARPOL Annex VI, including the Guidelines in respect of sampling and the provision of bunker delivery notes.

The Charterers shall indemnify, defend and hold harmless the Owners in respect of any loss, liability, delay, fines, costs or expenses arising or resulting from the Charterers’ failure to comply with this Sub-clause (a).

(b) Provided always that the Charterers have fulfilled their obligations in respect of the supply of fuels in accordance with Sub-clause (a), the Owners warrant that:

(i) the Vessel shall comply with Regulations 14 and 18 of MARPOL Annex VI and with the requirements of any emission control zone; and (ii) the Vessel shall be able to consume fuels of the required sulphur content when ordered by the Charterers to trade within any such zone.

Subject to having supplied the Vessel with fuels in accordance with Sub-clause (a), the Charterers shall not otherwise be liable for any loss, delay, fines, costs or expenses arising or resulting from the Vessel’s failure to comply with Regulations 14 and 18 of MARPOL Annex VI.

(c) For the purpose of this Clause, “emission control zone” shall mean zones as stipulated in MARPOL Annex VI and/or zones regulated by regional and/or national authorities such as, but not limited to, the EU and the US Environmental Protection Agency.

Clause 34 - Ice Clause for Time Charter Parties

(a) The Vessel shall not be obliged to force ice but, subject to the Owners’ prior approval having due regard to its size, construction and class, may follow ice-breakers. See Clause 25.

(b) The Vessel shall not be required to enter or remain in any icebound port or area, nor any port or area where lights, lightships, markers or buoys have been or are about to be withdrawn by reason of ice, nor where on account of ice there is, in the Master’s sole discretion, a risk that, in the ordinary course of events, the Vessel will not be able safely to enter and remain at the port or area or to depart after completion of loading or discharging. If, on account of ice, the Master in his sole discretion considers it unsafe to proceed to, enter or remain at the place of loading or discharging for fear of the Vessel being frozen in and/or damaged, he shall be at liberty to sail to the nearest ice-free and safe place and there await the Charterers’ instructions.

(c) Any delay or deviation caused by or resulting from ice shall be for the Charterers’ account and the Vessel shall remain on-hire.

(d) Any additional premiums and/or calls required by the Vessel’s underwriters due to the Vessel entering or remaining in any icebound port or area, shall be for the Charterers’ account.

Clause 35 - Non-Payment of Hire Clause for Time Charter Parties

Referring to lines 60 and 61 of NYPE printed form where there is default of payment as specified. The Owners will notify the Charterers whereupon the Charterers shall make payment of the amount due without interest within three (3) working/banking days of notification from the Owners, failing which the Owners will have the right to withdraw the vessel from service of the Charterers without prejudice to any claim the Owners may otherwise have on the Charterers under this charter.

Clause 36 – Requisition clause

Should the vessel be requisitioned by the government of the vessel’s flag during the period of this charter party, the vessel shall be deemed to be off-hire during the period of such requisition, and any hire paid by the said government in respect of such requisition period shall be retained by owners. The period during which the vessel is on requisition to the said government shall count as part of the period provided for in this charter party.

If the period of requisition exceeds 4 months either party shall have the option of cancelling this charter party and no consequential claim may be made by either party.

Clause 37 – Seaworthy trim clause

Charterers shall leave the Vessel in seaworthy trim and with cargo on board safely stowed to Master’s satisfaction between loading berths/ports and between discharging berths/parts, respectively; any expenses and time resulting therefrom shall be for Charterers’ account.

Clause 38 - Lights

Owners to provide on the vessel lights for night work as on board on deck and in all hatches simultaneously and maintain same in efficient working order, Vessel to work night and day, if required by charterers.

Clause 39 – Weather routing clause for time charter parties

(a) The Vessel shall, unless otherwise instructed by the Charterers, proceed by the customary route, but the Master may deviate from the route if he has reasonable grounds to believe that such a route will compromise the safe navigation of the Vessel.

(b) In the event the Charterers supply the Master with weather routeing information, although not obliged to follow such routeing information, the Master shall comply with the reporting procedure of that service.

Clause 40 - Cancellation due to extended off-hire

If the vessel is off-hire consecutively for 40 days or more due to any causes(s) other than Charterers’ responsibility and repairs, the Charterers shall have the option to cancel this charter party without prejudice to any other rights, remedies or claims which the Charterers may have. Such option shall be exercised by the Charterers provided cargo free by giving written notice of cancellation to the owners and the vessel shall be redelivered as soon as practicable thereafter once free of cargo properly and duly discharged under any applicable contract or carriage.

Clause 41 – Calls at U.S.A.

If the vessel calls at any United States Of America port for the purpose of loading and/or discharging cargo, vessel’s equipment shall comply with the regulations established by united stated public law no 85/742 part 9 (safety and health regulations for longshoring) and amendments thereto. If longshoremen are not permitted to work due to failure of the owners and/or master and/or owners’ agents to comply with the aforementioned regulations, any delay and expenses resulting therefrom and any stevedore standby time and all related expenses involved shall be for owners’ account.

Clause 42 – U.S. Federal water pollution Act

Owners warrant that during the currency of this charter party they will comply fully with the U.S. Federal water pollution control Act as amended and/or the law relating to the prevention of marine pollution and maritime disaster, 1970 of japan any rules and/or regulations issued thereunder and amendments thereto including opa 90 legislation and any legislation enacted with respect to pollution of seawaters by oil or any other substances (including any rules and/or regulations issued thereunder) by any government, department thereof, or other authorities and also any similar legislation enforced by any nation of the world. Should any delay or detention of the vessel occur from failure by owners to comply with the acts, laws, rules, regulations or legislation, the hire shall cease for the period of such delay or detention.

Owners accept responsibility for and agree to indemnify charterers against all claims, liabilities, cost (including legal fees) and all consequences which result from failure by owners to comply with the said acts, laws, rules regulations or legislation. Time lost for non-compliance to be considered as off hire.

Clause 43 - Oil Pollution Charter Party Clause [Non Tankers]

Financial responsibility in respect of pollution (all ships other than self propelled tank vessels and non self propelled tank vessels carrying more than 2,000 tons of persistent oil in bulk as cargo)

(1) Owners warrant that throughout the currency of this charter they will provide the vessel with the following certificates:

Certificates issued pursuant to Section 1016 (a) of the Oil Pollution Act 1990, and Section 108 (a) of the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with Part 138 of Coast Guard Regulations 33 CFR, from (indicate the earliest date upon which the owners may be required to deliver the vessel into the charter), so long as these can be obtained by the owners from or by (identify the applicable scheme or schemes).

(2) Notwithstanding anything whether printed or typed herein to the contrary,

(a) save as required for compliance with paragraph (1) hereof, owners shall not be required to establish or maintain financial security or responsibility in respect of oil or other pollution damage to enable the vessel lawfully to enter, remain in or leave any port, place, territorial or contiguous waters of any country, state or territory in performance of this charter.

(b) Charterers shall indemnify owners and hold them harmless in respect of any loss, damage, liability or expense (including but not limited to the costs of any delay incurred by the vessel as a result of any failure by the charterers promptly to give alternative voyage orders) whatsoever and howsoever arising which owners may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters, other than to the extent provided in paragraph (1) hereof.

(c) Owners shall not be liable for any loss, damage, liability or expense whatsoever and howsoever arising which charterers and/or the holders of any bill of lading issued pursuant to this charter may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters, other than to the extent provided in paragraph (1) hereof.

(3) Charterers warrant that the terms of this clause will be incorporated effectively into any bill of lading issued pursuant to this charter.

Clause 44 - Stowaways Clause for Time Charters

(a) (i) The Charterers warrant to exercise due care and diligence in preventing stowaways in gaining access to the Vessel by means of secreting away in the goods and/or containers shipped by the Charterers.

(ii) If, despite the exercise of due care and diligence by the Charterers, stowaways have gained access to the Vessel by means of secreting away in the goods and/or containers shipped by the Charterers, this shall amount to breach of charter for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them. Furthermore, all time lost and all expenses whatsoever and howsoever incurred, including fines, shall be for the Charterers’ account and the Vessel shall remain on hire.

(iii) Should the Vessel be arrested as a result of the Charterers’ breach of charter according to sub-clause (a)(ii) above, the Charterers shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

(b) (i) If, despite the exercise of due care and diligence by the Owners, stowaways have gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, all time lost and all expenses thereby incurred, including fines, shall be for the Owners’ account.

(ii) Should the Vessel be arrested as a result of stowaways having gained access to the Vessel by means other than secreting away in the goods and/or containers shipped by the Charterers, the Owners shall take all reasonable steps to secure that, within a reasonable time, the Vessel is released and at their expense put up bail to secure release of the Vessel.

Clause 45 - Bunkering privileges

Owners certify that the vessel is and will remain so throughout the duration of this charter, eligible for full bunkering privileges in the United States of America and its territories and possessions, under all present and future United States laws and/or regulations and is not, nor will be restricted, as to bunkering at any other countries or ports of call during this charter.

Clause 46 – Cuba

In the event that Cuba becomes a freely tradable country with no international sanctions/limitations on vessels so doing, then charterers may trade there and Cuba will no longer be deemed an excluded area.

Clause 47 – Hire payment/Bank account

To be advised

Clause 48 - Arbitration

This contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this contract shall be referred to arbitration in London in accordance with the arbitration act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators, A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing

To the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and give notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.

The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of usd 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Imaa small claims procedurecurrent at the time when the arbitration proceedings are commenced.

Clause 49 - Deviation

If during the currency of this charter there is any deviation during the course of a voyage, or any loss of time whatsoever, caused by sickness of or accident of the master, or any member of the crew or any person on board the vessel, other than under charterer’s auspices, vessel to be considered as off-hire and hire shall not be paid for the time actually lost thereby.

Clause 50 - Stevedore damage

Charterers are not responsible for stevedore or other damage to the vessel unless the Charterers or their agents are notified in writing by the captain or owners’ agents within 48 hours of occurrence of damage or latest by vessel’s sailing port where damage occurred, except in case of hidden damage which to be notified as soon as practicable after discovered prior to redelivery. Should a stevedore damage is caused captain is obliged to try to let stevedore repair the damage and to try to settle the matter directly with them in the first stage locally. Failing this, captain will try to obtain signed acknowledgement of the damage and liability for the same of the stevedore.

Any stevedore damage affecting seaworthiness/class and cargo gear worthiness/trading worthiness/crew safety to be repaired at the Charterers’ expense and time at port of occurrence. The owners to have the option to accept redelivery without Charterers repairing any minor stevedore damages and in such case the Charterers to pay for cost and time, estimated by joint off-hire surveyor, of repairing such stevedore damages

Clause 51 - Quarantine

Owners shall be liable for any delay in quarantine arising from the master, officers or crew having communication with the shore at any infected area without the written consent of Charterers or their agents, also for any loss of time through detention by customs or other authorities caused by smuggling or other infractions of local law on the part of the master, officers or crew. Any time lost by such causes may be deducted as off-hire.

Clause 52 - Fumigation

Vessel to be in possession of a valid deratization or exemption certificate throughout the duration of the charter party.

Clause 53 - Safety and health regulations

Owners warrant that the vessel shall be in possession of the necessary certificates to comply with all crew safety and health regulations and all current requirements at all ports of call in force by the time of this charter party agreement, during the currency of this charter, without hindrance or delay when voyage instructions received from Charterers. Owners guarantee that throughout this charter, vessel’s equipment shall comply with regulations and/or requirements in effect at all ports of call, canals and countries in which vessel will be employed, in force by the time of this charter party agreement. Owners also guarantee that vessel shall be at all times in possession of a valid and up-to-dated certificate on board to comply with such regulations and/or requirements. If stevedores, longshoremen or other labour are not permitted to work by reason of any failure of the captain, owners and/or their agents to comply with such regulations or by reason that the vessel is not in possession of such valid and up-to-date certificate(s), then owners shall take immediate corrective measures. Time lost if any to be for Owners’ account.

Clause 54 - Tonnage certificate

Owners will obtain an official international tonnage certificate prior to delivery and required renewals throughout the charter period, the current valid certificate being on board the vessel at all times. In the event extra charges are incurred by reason of lack of international tonnage certificate, same shall be for owners’ account.

Clause 55 - Canal transit

During the full currency of this charter party, owners shall keep the vessel fully capable and equipped to transit the Suez Canal and Panama Canal without delay in accordance with the rules and regulations governing navigation of the canals mentioned above and promulgated from time to time by the local authorities.

Clause 56 - Third party suits

Should vessel be delayed, detained or arrested during the currency of this charter party at the suit of any party having or purporting to have a claim against any interest in the vessel, master, her crew or owners except acts attributed to charterers, hire under this charter party shall not be payable in respect of any period during which the vessel is not at charterers’ disposal.

Clause 57 – Bills of Lading

The charterers and/or their nominees or agents are to be authorized by the master whenever required to sign bills of lading on master’s and/or owners’ behalf provided in strict conformity with mate’s receipts. No liner or through bills of lading to be issued under this charter. Copies of bills of lading to be faxed to owners upon issuance.

Charterers to use their best endeavors to ensure original bills of lading are available at discharge port(s). In the event that original bills of lading are not available, owners will permit discharge against a faxed copy of I o.i., in their p & i cover format signed by charterers along with copies of all bills of lading in question.

Charterers to forward original bill(s) of lading to owners as soon as possible therafter. Original I o.i also to be forwarded without delay.

Clause 58 – Hamburg Rules Charterparty Clause

Neither the Charterers nor their Agents shall permit the issue of any bill of lading, waybill or other document evidencing a contract of carriage (whether or not signed on behalf of the Owner or on the Charterers’ behalf or on behalf of any Sub-Charterers) incorporating, where not compulsorily applicable, the Hamburg Rules or any other legislation giving effect to the Hamburg Rules or any other legislation imposing liabilities in excess of

Hague or Hague/Visby Rules. Charterers shall indemnify the Owners against any liability, loss or damage which may result from any breach of the foregoing provisions of this clause

Clause 59 - P and I cover

Vessel shall be entered and will remain entered during the full currency of this charter with, and carry full p and i cover, including owners’ liability and pollution cover.

Charterers to have the benefit of owners p and i cover insofar as the rules permit.

Owners have vessel covered with the: to be advised

Hull and machinery value is usd : to be advised

Clause 60 - Protectives

New both-to-blame collision clause, bimco unique b/I identifier clause, general average and new jason clause as attached to form part of this charter party and bills of lading issued under this charter party also contain the original amended general clause paramount as attached, which also to be inserted in this charter party. Conwartime 1993, u.s.a clause paramount and canadian clause paramount to be incorporated in this charter party and bills of lading issued hereunder. Voywar 1993 to replace conwartime 93 on bills of lacing.

Clause 61 - DryDock Clause

The Owners shall have the option to drydock the vessel during the currency of this Charter Party with 30 daysw notice to Charterers, prior vessel in scheduled drydocking. Exact place and date to be mutually agreed between Owners and Charterers. The payment of the hire shall cease for the time thereby lost and cost of bunkers consumed for the time lost to be for Owners account.

Clause 62 - Trading exclusions:

The vessel shall be employed for lawfully worldwide trading between safe port(s), safe berth(s) and safe anchorage(s) where she may safely lie, always afloat, always accessible, always within Institute Warranty Limits, excluding any place where being traded to is prohibited by the country of the vessel’s registry and/or the country of the Owners’ incorporation, as well as any place tracing to would restrict the vessel’s qualifications to trade to U.S.A. (including but not limited to gypsy moth regulations) or would subject the vessel to forfeiture, penalty or increased tonnage taxes under the law of the U.S.A   Such exclusion from trading limited now comprising Angola (including Cabinda), Cambodia, Congo (Democratic Republic of, formerly Zaire), Colombia, Cuba, Eritrea, Haiti, Iraq, Israel, Lebanon, Liberia, Libya (including Gulf of Sidrel/Sirte), Muldwarka of WC India, Namibia, Nigeria, North Korea, Oman, Sierra Leone, Sri Lanka, Somalia, Sudan, Syria, former Yugoslavian countries but Croatia, Koper and Rijeka allowed, and all Russian pacific ports, Turkish occupied Cyprus, Barents Sea(including Kola Bay), Iceland, Scandinavia, Great Lakes, Siberian ports including Sakhalin island, Cape Horn through winter seasonal zone, Ethiopia and/or any place which is classified as being high risk of asian gypsy moth area, and/or the countries sanctioned by the United Nations, U.S.A. and the E.U., and/or war or warlike zones, and/or all ice-bound areas as well as any place vessel shall either force ice or follow ice breaker.

No direct trading/sailing between, the countries/areas that is prohibited by political situation such as the People’s Republic of China and Taiwan and vice versa.

In case vessel traded in areas where as per vessel’s h n m underwriters additional war risk premium becomes payable then same to be for Charterers account.

IWL Clause

Charterers have the option to break Institute Warranty Limits subject to Owners prior written approval which not to be unreasonably withheld, Charterers paying extra insurance premium according to Owners’ underwriting tariff but same not to exceed what is quoted by Lloyds of London.

Clause 63 - Cargo exclusions:

The vessel shall be employed only in lawful trades for the carriage of suitable lawful merchandise excluding asphalt, acid, aggregates, aluminum ferrosilicon powder/briquettes, aluminum nitrate, aluminum silicon powder (uncoated), aluminum smelting/remelting by-products, ammonium nitrate, ammonium nitrate fertilizers, ammunition/arms and/or war materials/equipments, barium nitrate, calcined pyrites, calcium nitrate (the commercial grades of calcium nitrate fertilizers are permitted), carbide, castor beans, cement, charcoal, concentrates, copra and its products, direct reduced iron (dri), explosives, ferrophosphorus, ferrosilicon, ferrous metal borings/shavings/turnings/cuttings (including iron/steel swarf), fishmeal/fishscrap, hot briquette iron (hbi), indian coal/coke, Indonesian round logs and/or log raw materials for chips, iron oxide/sponge (spent), lead nitrite, lime (unslaked), livestock/animals and/or any kind of hides/bones, Iogs, magnesia (unslaked), magnesium nitrate, motor spirits, motor block and/or turnings, naphtha, peat moss, petcoke, petroleum and/or its products, pitch prill/prilled coal tar/pencil pitch, potassium nitrate (saltpetre), radioactive/nuclear materials and/or its products/waste/contaminated objects, resin, rice in bulk, salt, scraps, seed cake, silicomanganese, silica sand, sodium nitrate/ehile saltpeter/chilean natural nitrate, sodium nitrate and potassium nitrate mixture/chilean natural potassium nitrate, sulphur, tankage/garbage tankage/rough ammonia tankage/tankage fertilizer, zine ashes/dross/residue/skimmings, and/or all other dangerous, hazardous, injurious, flammable/combustible or corrosive goods.

All cargoes carried under this charter are to comply with IMO’s regulations/rules and the requirements or recommendations of the competent authorities of the country of the vessel’s registry and of ports of shipment and discharge and of any intermediate countries or ports through whose waters the vessel must pass.

Deck Cargo Clause

Charterers have the option to carry cargo on deck at their own risk, responsibility and expense whatsoever and/or howsoever caused, the deck cargo shall be loaded and stowed within vessel’s deck and hatch cover strength, and vessel’s stability, be in accordance with IMO rules and/or local regulations, and be subject to master’s prior approval, furthermore, the stowing, lashing and securing of deck cargo shall be to the satisfaction of the master.

Charterers shall provide and pay for all lashing and stowing/ securing materials and/or fittings required. If any stanchions/uprights were requested to use for cargo securing and lasing, the same shall be made of steel and all installation of stanchions/uprights to vessel’s sockets on deck shall be under master’s and class supervision and satisfaction.

Bill of Lading covering deck cargo shall be claused: shipped on deck at Charterers’ shippers’ and receivers’ risk, expense and responsibility, without liability on the part of the vessel, or her owners for any loss, damage, expense or delay whatsoever and/or howsoever caused.

Charterers have the option to load maximum 5 cargoes out of petcoke/rock salt/cement/cement clinker/concentrate per annual and maximum two cargoes each per annual but not last cargo prior to redelivery and not to be carried on a consecutive basis with owners’ protective clause as following:

Petcoke loading Clause

1.                          petroleum coke mentioned herein is only limited to the type of non hazardous, non dangerous green delayed type and/or calcined type and metallurgical type.

2.                          such cargo to be loaded, stowed, trimmed, discharged strictly in accordance to latest IMO and/or any other latest regulations/rules applicable to such cargo.

3.                          should any additional/special wash down of holds before loading be reasonably recommended proposed required by master, Charterers undertake to arrange the same at their time/expense.

4.                          after discharge Charterers to arrange at their expense/time of any additional/special was down of holds carrying such cargo by chemical as master reasonably considers it necessary.

5.                          any directly related extra expenses resulting there from/incurred thereby such as hold cleaning to masters satisfaction/hold survey etc. and any detention through any of the above causes to be for Charterers’ account.

6.                          if last cargo prior to redelivery, Charterers to pay in lieu of hold cleaning us$13,000.- lumpsum.

Rock salt Clause

1.                          Charterers undertake to use holds as less as possible, provided vessel stability trim and stress permitting.

2.                          before loading, all holds assigned for salt to be lime washed by Charterers at their time /expenses/ risk to the satisfaction of master and independent surveyors appointed by Charterers at their time/expenses.

3.                          cargo to be loaded/stowed/trimmed/discharged strictly according to latest imo and/or any other latest regulations/rules applicable to such cargo.

4.                          all fresh water used for irrigation on to rock salt during loading/voyage/discharge to be for Charterers’ account.

5.                          after discharge, Charterers to supply sufficient fresh water at their expenses for shining down of all holds.

6.                          any extra expenses resulting there from/incurred thereby (such as hold cleaning to master’s satisfaction/hold survey etc) and any detention through any of above causes to be for Charterers’ account.

7.                          Charterers are allowed to use ships crew to perform lime washing and removal of same and repainting as necessary against paying us$15,000.- lumpsum besides normal intermediate hold cleaning, but always subject to prior consent of master/crew and local regulations permit and all time so used to be for Charterers’ account, owners/master are not be responsible for passing hold inspection for loading next cargo and any consequences whatsoever caused due to such arrangement.

8.                          such cargo not to be last cargo prior to redelivery.

Cement clause

a) charterers undertake to use as few holds as possible, provided vessel’s stability trim and stress permitting.

b) should any additional/special washdown of holds before loading be required/recommended by independent surveyors appointed by charterers at their expenses, such washdown to be arranged by charterers at their expenses.

c) charterer have the optn to cut holes in vsls h’cover for loading blk cement on following conditions:

l)                            all cutting n restoring of the holes tb fully supervised /attended/approved by vsls classification surveyor.

2)                         after completion of restoring holds, if vsls class surveyor requires a hose test to establish intergrity of the rewelding, same to be done at charts time and at their expense.

3)                         all time for preparing cutting and restoring upto classification surveyor’s satisfaction as well as all expenses including classification surveyor’s fees and expenses shall be for charterer’s account, the liberty granted to charterers herin is subject to charterer’s guarantee that the above-mentioned commodities will not carried in consecutive shipments/voyages.

d)                        after loading charterers undertake to arrange at their expenses any special/extra trimming and/or levelling of cargo which shippers may require and same to be for charts time and expense, cargo to be loaded in accordance with imo regulation.

e)                         such cargo not to be the last cargo prior to redelivery, concentrates clause

Charterers have the option to load concentrate, however always excluding metal sulphide concentrates, provided following clause to apply:

1.                          charterers hereby warrant that the cargo is non-corrosive and harmless subject to the imo regulations and allowed by the cargo exclusion of governing charter party.

2.                          concentrates cargo shall always be loaded, stowed, carried and discharged in accordance with appropriate local and national regulations, and in full compliance with imo regulations.

3.                          prior to commencement of concentrates loading, all cargo shall be analyzed by an independent surveyor with the time and cost on charterers

4.                          an appropriate certificate shall be furnished to master, indicating the preshipment moisture contents, flow moisture point, actual transportable moisture limit, stowage factor, and angle of repose, etc.(as defined by imo) on shipment.

5.                          owners are allowed to appoint p and i surveyor or independent surveyor at charterers’ time and expenses to carry out cargo sampling and to supervise loading, stowing, and executing of cargo separation, etc.

6.                          prior to and during loading operation, all necessary cargo separation, if any, shall be properly erected up to surveyor and master’s satisfaction at charterers’ time and expenses.

7.                          after loading, cargo must be properly trimmed at Charterers’ time and expenses to the surveyor and master’s satisfaction.

Clause 64 - Recommended pilotage Clause

Charterers to pay the customary/compulsory pilotage of Skaw/Dardanelles/Great Belt/Magellan due to same strongly recommended by relative port authorities.

Clause 65 - Hold cleanliness

Vessel to be delivered with holds clean, free of loose rust scales / flakes and/or previous cargo residue/odourless to the satisfaction of independent surveyors, in case holds are rejected vessel to be placed off-hire from the time of her rejection till she is ready to load pro-rata to the number of holds passed survey and commenced loading.

Clause 66 - Hold cleaning bonus

Lumpsum in lieu of hold cleaning bonus US$ 4,500.00.- on redelivery always excluding fresh water cost.

Intermediate hold cleaning bonus US$ 500.00. per hold per voyage always excluding fresh water cost.

Clause 67 - Hold Cleaning/Residue Disposal Clause For Time Charter Parties

a) The Charterers may request the Owners to direct the crew to sweep and/or wash and/or clean the holds between voyages and/or between cargoes against payment at the rate of US$4,500.- lumpsum excluding fresh water cost, provided the crew is able safely to undertake such work and is allowed to do so by local regulations. In connection with any such operation the Owners shall not be responsible if the Vessel’s holds are not accepted or passed. Time for cleaning shall be for the Charterers’ account.

b) All materials (including chemicals and detergents) required for cleaning of cargo holds shall be supplied by and paid for by the Charterers.

c) Throughout the currency of this Charter Party and at redelivery, the Charterers shall remain responsible for all costs and time, including deviation, if any, associated with the removal and disposal of cargo related residues and/or hold washing water and/or chemicals and detergents and/or waste as defined by MARPOL Annex V, Section 1 or other applicable rules relating to the disposal of such substances.

Clause 68 - Double Banking Clause

(a) The Charterers shall have the right, where and when it is customary and safe for vessels of similar size and type to do so, to order the Vessel to go, lie or remain alongside another vessel or vessels of any size or description whatsoever or to order such vessels to come and remain alongside at such safe dock, wharf, anchorage or other place for transhipment, loading or discharging of cargo and/or bunkering.

(b) The Charterers shall pay for and provide such assistance and equipment as may be required to enable any of the operations mentioned in this clause safely to be completed and shall give the Owners such advance notice as they reasonably can of the details of any such operations.

(c) Without prejudice to the generality of the Charterers’ rights under (a) and (b), it is expressly agreed that the Master shall have the right to refuse to allow the Vessel to perform as provided in (a) and (b) if in his reasonable opinion it is not safe so to do.

(d) The Charterers shall further indemnify the Owners for any costs, damage and liabilities resulting from such operation. The Vessel shall remain on hire for any time lost including periods for repairs as a result of such operation.

(e) Any extra insurance premium charged for such operation to be for Charterers’ account and the vessel to remain always on hire whilst any preparatory work is taking place.

Clause 69 - Option to sell

Head owners have the option to sell the vessel at any time prior the commencement or during the currency of this charter with this time charter attached and all terms and conditions of this charter party to remain in force.

Clause 70 - Ballasting/Deballasting

Vessel to ballast/deballast clean water ballast tanks only including floodable hold(s), if required by charterers or their agents at any time during loading and/or discharging, free of expense to charterers except fuel/mdo consumption, but in charterers’ time. All ballasting/deballasting shall be at the discretion of master having due regard to stability and seaworthiness of the vessel. Whenever practicable or required by law at the next port of call, the vessel is to replace ballast taken in port or coastal waters with clean seawater ballast. Owners guarantee that the vessel will always be maintained in a safe condition during ballast operations. The vessel is capable of ballasting holds. In such instances owners, master and crew will do their utmost to deballast and dry such hold as quickly as possible.

However, it is understood that time used for such deballasting and drying up of ballast holds is not to be considered as off-hire time. Owners and master will do their utmost throughout the duration of this charter to minimize the use of ballast holds for ballast purposes.

Clause 71 - Services

Hire to include but not limited to the following services from the vessel’s officers and crew provided local regulations permit;

1. Docking and undocking;

2. Shifting and warping of the ship during loading and/or discharging;

3. Bunkering;

4.                          A)                     opening and closing of hatches in preparation for, during and after loading and discharging (including times when weather may adversely affect condition of cargo;

B)                       the officers and crew to shape up the vessel’s hatches as much as possible as far as weather permits prior to vessel’s arrival at loading and/or discharging port or place so as to immediately commence loading or discharging operations;

5. The crew are to sweep and/or wash the holds and any other cargo compartments between voyages always in accordance with holds cleaning clause.

6. Supervision of loading and discharging;

Clause 72 - Representation

Charterers will remit to owners with each hire payment a lumpsum equivalent of us$1200.00.- per month or pro rata for the timecharter period

Clause 73 - Charterers equipment

The master is to keep a record of all charterers gear, equipment, dunnage and/or stores supplied to the vessel and to maintain same in condition as when supplied as much as possible, time and expense therefore to be for charterers account. Such gear, equipment, dunnage and/or stores to be returned to charterers prior to redelivery of the vessel to owners, or if requested by charterers at any time during the period of charter, in condition as supplied (fair wear and tear excepted).

Clause 74 - Blacklist

Owners warrant that to the best of their knowledge the vessel is not blacklisted by any country and they will not, during the currency of the charter, cause the vessel to be blacklisted by any country, except for case vessel should become blacklisted by any country for reason of port(s) called by vessel earlier under this charter party. Owners guarantee that vessel has no relationship to ex-yugoslavia in vessel’s flag/ownership/crew etc.

Vessel is free from asian gypsy moth, its eggs or larvae and vessel is not blacklisted by trading countries due to asian gypsy moth infestation. Owners guarantee that vessel has not called any cis pacific or siberian ports under their ownership.

Charterers warrant they will not call ports or places where vessel may be exposed to asian gypsy moth or any other moth due to vessel’s trading or its eggs failing which the shall indemnify owners for any loss or damage sustained by the owners including but not limited to delays, expenses, fines cost of removal of the moths and their eggs and or even transshipment of cargo on board and any restriction of her trading capabilities.

Clause 75 – Weather conditions

The words “good weather conditions” in lines 9/10 of the charter party shall mean any weather condition in which the wind does not exceed force four (4) of the beaufort scale and douglas sea state 3.

Clause 76 – Agents

Owners to have the option of using charterers’ agents at ports of call for minor ordinary owners’ matters at no extra fee, but all expenses involved to be for owners’ account.

Chtrs are not allowed to deduct owrs’ expenses because owrs will appoint their own protective agents to handle owrs’ own major matters.

Clause 77 – Watchmen

Compulsory watchmen related to vessel’s port call or cargo operation to be for charterers account.

Clause 78 - Passengers

Supercargo or other passenger to be insured by charterers and evidence of same/documents to be presented to master before boarding.

Clause 79 – Diesel oil in port

The vessel to have the liberty of using diesel oil when entering and leaving port and for maneuvering in shallow, restricted, narrow waters.

Clause 80 – Taxes

All taxes and/or dues on the vessel and/or cargo and/or charter hire and/or freight (except income tax and/or tax on timecharter hire levied in the country of the vessel and/or her owners domicile) arising out of cargoes carried or ports visited under the charter party shall be for charterers’ account.

Clause 81 – Itinerary of vessel

Charterers undertake to inform owners during the period of charter as regards the itinerary of the vessel and the names and full styles of their agents at ports of call whenever required by owners.

Clause 82 – Discharging equipment

Charterers have the right to utilize cargo handling equipment/machinery in vessels holds in order to facilitate stowage and/or trimming, always subject to tanktop restrictions and master’s approval, which not to be unreasonably withheld. Rolling equipment to have rubber wheels.

Clause 83 - Stowage

Charterers’ right to request and obtain information from owners and/or master regarding stowage, trim of the vessel and any other information is usually discussed between onwers/charterers so as to enable the best possible coordination between charterers and owners.

The master shall supervise stowage of the cargo thoroughly together with charterers’ representative, and let one of his officers assist to supervise all loading, handling and discharge of the cargo.

Clause 84 - Instructions

Charterers shall furnish master from time to time with all requisite instructions and sailing directions, in writing or by telegram, and the master shall keep a full and correct log of the voyage or voyages, showing interalia the course of the vessel and distance run and the consumption of fuel oil, which is to be patent to the charterers or their agents, a true copy of which is to be sent to charterers from each port of call on the voyage and immediately after completion of the voyage, together with any other information which the master deems necessary. Charterers to keep owners closely advised of vessel’s itinerary.

Master to assist charterers with any information required.

Clause 85 – Redelivery

On dropping last outward sea pilot in charterers’ option

a)                        One safe port Aden/Japan range (if PG/AG then will be passing PMO and Aden)

b)                       One safe port Vancouver/Valparaiso range in Charterers’ option

c)                        One safe port Skaw/Passero range including UK/Eire and full Med/Black Sea in Charterers’ option but not Lebanon and Israel or Cyprus.

d)                       One safe port Australia/New Zealand

e)                        One safe port Montreal/Bahia Blanca range any time, day or night, Sundays and Holidays included.

Clause 86 – Hire calculation

Delivery and redelivery times to be calculated basis local time, but gmt to apply for hire calculation purposes.

Clause 87 - ISM

Owners warrant that the vessel is fully ism in order with smc/doc certificates.

Bimco standard ism clause for voyage and time charterparties

From the date of coming into force of the international safety management (ism} code in relation to the vessel and thereafter during the currency of this charterparty, the owners shall procure that both the vessel and “the company” (as defined by the ism code) shall comply with the requirements of the ism code. Upon request the owners shall provide a copy of the relevant document of compliance (doc) and safety management certificate (smc) to the charterers.

Except as otherwise provided in this charterparty, loss, damage, expense or delay caused by failure on the part of the owners or “the company” to comply with the ism code shall be for the owners’ account.”

Clause 88 - Vessel’s supplies

Charterers undertake that they will not procure, nor permit to be procured, for the vessel any supplies, necessities or services (including but not limited to port services/utilities, bunkers, agency attendence etc.) On the credit of the owners and/or vessel and/or managers. Charterers also undertake to make the concerned head supplier/intermediaries/phyfsical supplier/ furnisher aware of that the supplies, bunkers, necessities or services etc. are being furnished on the credit of the charterers alone and not on the credit of the vessel/owners/managers.

Owners/master have the right to issue notices/disclaimers to the suppliers/furnishers to make them aware that the supplies, necessities, services which are not ordered in writing by master/owners/managers, are rendered to the vessel solely on behalf of the charterers, after having surrendered their rights to claim maritime lien of the vessel.

Clause 89 - ITF

In the event of the vessel being boycotted by i.t.f., delayed or rendered inoperative by strikes, labour stoppages, or by any other difficulties due to vessel’s flag, ownership, crew, terms of employment of officers or crew, time lost is to be considered off-hire.

Clause 90 - Certificates

Throughout the period of the charter vessel will have on board all necessary certificates to enable the vessel and her crew to carry the cargoes and trade within the trading limits allowed under this charter. Notwithstanding the above if during the charter regulations change for a cargo or port/country and vessel is not in compliance or its not possible to become in compliance, then this cargo or port/country is automatically considered as excluded unless charterers/owners agree upon mutual termination of the charter party with no claims to each other.

Clause 91 - ST Lawernce seaway / IWL

Charterers agree not to trade the vessel to st.lawrence seaway west of montreal, as well as to st.lawrence river (between 1st december and 30rd april). In any case vessel always to trade within institute warranty limits.

Clause 92 - Blacklist

The owners warrant that the vessel is not blacklisted by the arab or other countries within the agreed trading limits. Charterers trading of this vessel not to expose owners/vessel to blacklisting.

Clause 93 - Hatch covers

Owners guarantee that vessel’s hatchcovers are to be water tight all throughout this charter period and if any hatchcover found defective, same to be rectified at owners time and expenses to independent surveyor’s satisfaction.

Clause 94 - Gear

Owners shall maintain the gear of the ship as fitted, providing gear for all cranes capable of handling lifts up to (see Clause 30). Owners also to provide on the vessel lights for night work as on board on deck and in all hatches simultaneously and maintain same in efficient working order.

All stevedore standby time (for the present shift actually affected by breakdown) occasioned by deficiency of cranes unless such deficiency is caused by Charterers and/or their servants, and/or stevedores, and/or their cranedrivers shall be the responsibility of the Owners and hire shall be proportionately reduced according to the number of cargo holds in which work is prevented due to such inefficiency.

The Charterers have the use of all the cranes on board the vessel except provisions crane. In the event of a disabled crane or insufficient power to operate cranes, unless such disablement or insufficiency is caused by Charterers and/or their servants, and/or stevedores. Owners to have the option, to pay for suitable shore engine(s) or crane(s) and/or their cranedrivers but then vessel remains on full hire.

Clause 95 - Bimco bunker quality control Clause for Time Charterers

1) the charterers shall supply bunkers of a quality suitable for burning in the Vessel’s engines and auxiliaries and which conform to the specification(s) Mutually agreed under this charter.

2) at the time of delivery of the vessel the owners shall place at the disposal  Of the charterers, the bunker delivery note(s) and any samples relating to the Fuels existing on board.

3) during the currency of the charter the charterers shall ensure that bunker Delivery notes are presented to the vessel on the delivery of fuel(s) and that During bunkering representative samples of the fuel(s) supplied shall be taken At the vessel’s bunkering manifold and sealed in the presence of competent Representatives of the charterers and the vessel.

4) the fuel samples shall be retained by the vessel for 90 (ninety) days after The date of delivery or for whatever period necessary in the case of a prior Dispute and any dispute as to whether the bunker fuels conform to the agreed Specification(s) shall be settled by analysis of the sample(s) by (  .) Or by Another mutually agreed fuels analyst whose findings shall be conclusive Evidence as to conformity or otherwise with the bunker fuels specification(s).

5) the owners reserve their right to make a claim against the charterers for Any damage to the main engines or the auxiliaries caused by the use of Unsuitable fuels or fuels not complying with the agreed specification(s). Owners to present such claim latest 30 days after vessel’s redelivery. Additionally, if bunker fuels supplied do not conform with the mutually agreed

Specification(s) or otherwise prove unsuitable for burning in the ship’s Engines or auxiliaries the owners shall not be held responsible for any Reduction in the vessel’s speed performance and/or increased bunker consumption

Nor for any time lost and any other consequences.

Clause 96- Separations

Vessel to provide hold wise separations only. In case of loading different bulk commodities in the vessel, the stowage of these cargoes shall be subject to masters satisfaction and subject to natural separation or segregation only. While charterers have the option to load two or more cargoes in the same hold, charterers are to supply, erect, dismantle and dispose of any and all separations required, at their risk and expense. Notwithstanding any other provisions in the charter party, any claims arising from contamination or sweat damage or admixture to cargo carried in the same hold to be for charterers account. Charterers are to leave the vessel in safe and seaworthy trim and with cargo on board safely stowed, dunnaged and secured to the master’s satisfaction for all shiftings between berths and all passages between ports under this charter in their time and at their expenses.

Clause 97 -War risk Clause

A) charterers shall pay to owners any increase in premium and/or any additional premium related to vsl’s calls in areas where additional extra war risk insurance apply to war risk underwriters and/or to any mutually war risks association for the war risks insurance of the vessel, her officers and crew (including insurance of detention and diversion expenses and insurance against the risks of blocking and trapping). Ewri not to exceed Iloyd’s of london scale.

B) charterers shall reimburse owners the premia referred to in the preeceding sub-clause immediately upon presentation to them of the original premium debit notes from the vessel’s war risk underwriters and/or mutually war risks association net of any rebates.

C) the owners, master and crew shall be entitled to follow all and any instructions or directions which may be given to the vessel/owners by the vessel war risks underwriters or mutual war risks association.

D) charterers shall pay crew war risk bonuses

Clause 98 - Performance claims

Any claim by charterers relating to the performance of the vessel and/or the vessels equipment including speed claim are to be submitted to owners in the form of a statement of claim with supporting docs within 30 days of completion of the current voyage or otherwise to be waived and nullified.

If during tie chartered period the vessel falls below or exceeds the Performance described herein then if such shortfall or excess results :

(i) from a reduction or an increase in the speed of the vessel, compared to the speed  which would have been achieved had the vessel performed as described in this Charter Party, then an amount equal to the value at the hire rate of the time so lost or gained, as the case may be, shall be deducted from or added to the hire paid.

(ii) from an increase or a decrease in the total bunkers consumed, compared to the total bunkers which would have been Consumed had the vessel performed as described in clause 37, an amount equivalent to the value of the additional bunkers Consumed or the bunkers saved, as the case may be, based on the Charter party prices, shall be deducted from or added to the hire paid.

Excessive days in Port

The Charterers will waive their claim on the vessel’s performance affected by the fouling of the vessel’s bottom arising from the prolonged stay exceeding thirty (30) days in port for Charterers’ business. However Owners, on Charterers’ request, will take actions to rectify vessel’s performance (e.g.: by underwater cleaning) at first favorable occasion at Owners’ time and expense.

Clause 99 - Cargo claims

Cargo claims to be settled in accordance with NYPE Interclub Agreement and any amendments thereto. With respect to responsibility for cargo claims as between Owners and Charterers, the New York Produce Exchange Agreement: (Interclub Agreement) as amended in 1996 (the so called Produce Fromula) shall apply.

Charterers/Owners are not allowed to negotiate or settle any cargo (or other claims including fines) and are also not allowed to grant time extensions for those claims without having Owners/Charterers previous written approval of consent. It is understood that Owners/Charterers will keep each other properly and timely advised for all such claims and also will furnish each other with all relative documents and information in Owners/Charterers possession.

Clause 100 - Sublet

Charterers not to sublet the vessel to nigerians, haitians, nicaraguans, israeli, iraqui registered/based/controlled/owned/domiciled companies. Charterers also not to sublet vessel to the companies based / owned /registered / controlled / domiciled in the countries against whom u.n sanctions may be imposed time to time.

Clause 101 - Grain

Owners warrant that the vessel is suitable for carrying a full cargo of grain in all holds without requiring any grain fittings and/or bagging or securing and/or strapping etc. Vessel has on board valid grain loading booklet in accordance with solas 1974 regulations and imco resolutions a-264 (viii) as adapted in 1974. Furtermore, vessel to have on board approved table of heeling movements for “filled holds- untrimmed ends” in accordance with imco be xix/inf. 4. It is understood that grain loading to be according to imo regulations and per vessel’s grain loading booklet.

Clause 102 - Customs fines

Owners to be responsible for customs fines and to put up security in case of necessity if owners’ vessel is proven responsible and if so demanded by local authorities for owners’ matter. Any dispute as to ultimate liability arising insofar to be decided according to the terms and conditions of this charter party. In case vessel is stopped by port authorities or any other coast guard authority and/or hindered by them in any way to operate under the currency of this charter party for reasons which owners/vessel/master/crew are responsible, vessel to be off-hire for all such time lost and owners to be responsible for all directly related expenses that charterers may Suffer resulting from the above.

Clause 103 - Bulk carrier safety clause

(a) the charterers shall instruct the terminal operators or their representatives to co-operate with the master in completing the imo ship/shore safety checklist and shall arrange all cargo operations strictly in accordance with the guidelines set out therein.

(b) in addition to the above and notwithstanding any provision in this charter party in respect of loading/discharging rates, the charterers shall instruct the terminal operators to load/discharge the vessel in accordance with the loading/discharging plan, which shall be approved by the master with due regard to the vessel’s draught, trim, stability, stress or any other factor which may affect the safety of the vessel.

(c) at any time during cargo operations the master may, if he deems it necessary for reasons of safety of the vessel, instruct the terminal operators or their representatives to slow down or stop the loading or discharging.

(d) compliance with the provisions of this clause shall not affect the counting of laytime.

Clause 104 - Lien clause for time charters

In addition, to the right of lien conferred on the owners according to the provisions of the charter-party lien clause, the owners also to have a lien over bunkers on board, as well as over any sums due to time charterers under any sub-charterparties (in addition to freights and sub- freights), for any amounts due under this charter-party. Further, in the event of the owners’ exercise of their liberty to withdraw the vessel in accordance with the provisions of the charter-party withdrawal clause, the ownership of any bunkers remaining on board shall thereupon vest in owners, who shall allow to time charterers by way of credit against any sums due to owners the value of such bunkers calculated in accordance with the provisions of the charter-party bunkers clause applicable on redelivery.

Clause 105 - U.S. Income tax

U.S. Income tax - time charters notwithstanding anything else contained in this charter party. Any tax imposed by the provisions of the u.s. Tax reform act of 1986, as amended from time to time, and set forth at section 887 of the internal revenue code of the u.s., (including any successor  provision thereto and any regulations applied by the u.s.internal revenue services in respect of such tax) and payable by the owners in respect of gross transportation income derived under this charter party from the vessel’s operation to and from u.s. Ports and from cargoes delivered to or shipped from u.s. Ports, shall be covered by charterers and paid to owners together with the relevant hire payment due at the time, on the presentation of owners’ calculation/invoice. Owners shall not be required to seek exemption from said tax, even if they could qualify for such  exemption.

Clause 106 - Captions

The captions of clauses herein are inserted for convenience only and shall not be construed to have any restive effect on the text herein.

Clause 107 - ISPS/MTSA clause for time charter parties 2005

(a)(i) The Owners shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the Vessel and “the Company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the Vessel and the “Owner” (as defined by the MTSA).

(ii) Upon request the Owners shall provide the Charterers with a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) and the full style contact details of the Company Security Officer (CSO).

(iii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or “the Company”/”Owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners’ account, except as otherwise provided in this Charter Party.

(b)(i) The Charterers shall provide the Owners and the Master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA. Where sub-letting is permitted under the terms of this Charter Party, the Charterers shall ensure that the contact details of all sub-charterers are likewise provided to the Owners and the Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account, except as otherwise provided in this Charter Party.

(c) Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the negligence of the Owners, Master or crew. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(d) If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

Clause 108 - Both to blame collision Clause

If the vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the vessel, the owners of the cargo carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of said cargo and set-off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying vessel or carrier. The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.

Clause 109 – U.S. Trade - Unique Bill Of Lading Identifier Clause

The Charterers warrant that each transport document accompanying a shipment of cargo destined to a port or place in the United States of America shall have been endorsed with a Unique Bill of Lading Identifier as required by the U.S. Customs Regulations (19 CFR Part 4 Section 4.7.a) including subsequent changes, amendments or modifications thereto, not later than the first port of call.

Non-compliance with the provisions of this Clause shall amount to breach of warranty for the consequences of which the Charterers shall be liable and shall hold the Owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them.

Furthermore, all time lost and all expenses incurred including fines as a result of the Charterers’ breach of the provisions of this Clause shall be for the Charterers’ account.

Clause 110 General average and the New Jason Clause

General average shall be payable according to the york/antwerp rules 1974, but where the adjustment is made in accordance with the law and practice of the united states of america, the following clause shall apply:-

New Jason Clause

In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible, by statute, contract or otherwise, the goods shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the goods.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the goods and any salvage and special charges thereon shall, if required be made by the goods shippers, consignees or owners of the goods to the carrier before delivery.

And the charterers shall procure that all bills of lading issued under this charter party shall contain the same clause.

Clause 111 - General paramount Clause

It is hereby mutually agreed that all bills of lading issued pursuant to this charter party shall bear the following clauses:

“all terms, provisions and conditions of the rules contained in the international convention of certain rules relating to bills of lading dated brussels, the 25th august, 1924 (commonly known as the hague rules) shall apply to the contract in this bill of lading, but if in the country of shipment or delivery of the cargo a special law has been enacted in order to incorporate the rules of the said convention then all the terms, provisions and conditions of the said convention with and subject to such modifications and additions, if any, as are imposed by such special law shall apply. Nothing herein contained shell be deemed to be a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities under the said rules or enactment’s.

The carrier is to be entitled to the benefit of all such privileges, rights and immunities as are contained in the said rules or enactment’s as if the same were herein specifically set out, and if anything herein contained be inconsistent with the said rules or enactment’s it shall, to the extent of such inconistency and no further be null and void.”

Clause 112 – U.S. Anti Drug Abuse Act 1986 Clause for Time Charters

In pursuance of the provisions of the U.S. Anti Drug Abuse Act 1986, or any re-enactment thereof, the Charterers warrant to exercise the highest degree of care and diligence in preventing unmanifested narcotic drugs and marijuana to be loaded or concealed on board the Vessel.

Non-compliance with the provisions of this Clause shall amount to breach of warranty for the consequences of which the Charterers shall be liable and shall hold the Owners, the Master and the crew of the Vessel harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them individually or jointly.

Furthermore, all time lost and all expenses incurred, including fines, as a result of the Charterers’ breach of the provisions of this Clause shall be for the Charterers’ account and the Vessel shall remain on hire.

Should the Vessel be arrested as a result of the Charterers’ non-compliance with the provisions of this Clause, the Charterers shall at their expense take all reasonable steps to secure that within a reasonable time the Vessel is released and at their expense put up bail to secure release of the Vessel.

The Owners shall remain responsible for all time lost and all expenses incurred, including fines, in the event that unmanifested narcotic drugs and marijuana are found in the possession or effects of the Vessel’s personnel.

Clause 113 – U.S. Customs Advance Notification/AMS Clause for Time Charter Parties

(a) If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs Regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

i) Have in place a SCAC (Standard Carrier Alpha Code);

ii) Have in place an ICB (International Carrier Bond);

iii) Provide the Owners with a timely confirmation of i) and ii) above; and

iv) Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs and provide the Owners at the same time with a copy thereof.

(b) The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

(c) If the Charterers’ ICB is used to meet any penalties, duties, taxes or other charges which are solely the responsibility of the Owners, the Owners shall promptly reimburse the Charterers for those amounts.

(d) The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

Clause 114 – U.S. Trade - Unique bill of lading Identifier Clause the charterers warrant that each transport document accompanying a shipment of cargo destined to a port or place in the united states of america shall have been endorsed with a unique bill of lading identifier as required by the u.s. Customs regulations (19 cfr part 4 section 4.7.a) including subsequent changes, amendments or modifications thereto, not later than the first port of call.

Non-compliance with the provisions of this clause shall amount to breach of warranty or the consequences of which the charterers shall be liable and shall hold the owners harmless and shall keep them indemnified against all claims whatsoever which may arise and be made against them.

Furthermore, all time lost and all expenses incurred including fines as a result of the charterers’ breach of the provisions of this clause shall be for the charterers’ account.

Clause 115 - Bimco standard war risks Clause for Time Charters, 1993 Code name: “conwartime 1993”

(1) For the purpose of this Clause, the words:

(a) “Owners” shall include the shipowners, bareboat charterers, disponent Owners, managers or other operators who are charged with the management of the Vessel, and the Master; and

(b) “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgement of the Master and/or the Owners, may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(2) The Vessel, unless the written consent of the Owners be first obtained, shall not be ordered to or required to continue to or through, any port, place, area or zone (whether of land or sea), or any waterway or canal, where it appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Master and/or the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, she shall be at liberty to leave it.

(3) The Vessel shall not be required to load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerents right of search and/or confiscation.

(4) (a) The Owners may effect war risks insurance in respect of the Hull and Machinery of the Vessel and their other interests (including, but not limited to, loss of earnings and detention, the crew and their Protection and Indemnity Risks), and the premiums and/or calls therefor shall be for their account.

(b) If the Underwriters of such insurance should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such Underwriters as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.

(5) If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then such bonus or additional wages shall be reimbursed to the Owners by the Charterers at the same time as the next time as the next payment of hire is due.

(6) The vessel shall have liberty:-

(a) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(b) to comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(c) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supernational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement;

(d) to divert and discharge at any other port any cargo or part thereof which may render the Vessel liable to confiscation as a contraband carrier;

(e) to divert and call at any other port to change the crew or any part thereof or other persons on board the Vessel when there is reason to believe that they may be subject to internment, imprisonment or other sanctions.

(7) If in accordance with their rights under the foregoing provisions of this Clause, the Owners shall refuse to proceed to the loading or discharging ports, or any one or more of them, they shall immediately inform the Charterers. No cargo shall be discharged at any alternative port without first giving the Charterers notice of the Owners’ intention to do so and requesting them to nominate a safe port for such discharge. Failing such nomination by the Charterers within 48 hours of the receipt of such notice and request, the Owners may discharge the cargo at any safe port of their own choice.

(8) If in compliance with any of the provisions of sub-clauses (2) to (7) of this Clause anything is done or not done, such shall not be deemed a deviation, but shall be considered as due fulfillment of this Charter Party.

Clause 116 - Vessel’s description and Baltic standard questionnaire

*** All and each detail “about” ***

1.	VESSELS NAME M.V. C. Duckling
VESSEL TO BE RENAMED M.V. STAR GAMMA
2.	VESSELS EX NAMES M.V. SUN BULKER
3.	OWNERS
4.	Manager/Operator
5.	BUILDERS Oshima Shipbuilding, Japan
6.	BUILT Nov, 2002
7.	CALL SIGN: HOOR
8.	IMO NO.: 9249300
9.	PORT OF REGISTRY & REGISTRY No.: PANAMA/30650-PEXT-2
10.	FLAG PANAMA
11.	CLASS: BV
12.	HULL & MACHINERY INSURED WITH
13.	H&M INSURED VALUE
14.	P & I CLUB
15.	SHIPS CLASSIFICATION: Bureau Veritas I 3/3 E Bulk Carrier, ESP, ALT
(Holds No. 2 & 4 maybe Empty) Deep Sea, AUT-MS

16.	HOLDS/HATCHES 5HO/5HA BULK CARRIER SELF TRIMMING.
17.	SDWT	53,098 MTS ON 12.163 MTRS
18.	WDWT	51,715 MTS ON 11.910 MTRS
19.	TDWT	54,484 MTS ON 12.416 MTRS
20.	FDWT	53,096 MTS ON 12.440 MTRS
21.	GRT/NRT 29,295MT/17,592 MT
22.	SUEZ GRT/NRT 30,476.87/28,110.14
23.	PANAMA GRT/NRT /24,323.00
24.	LOA/BEAM/LBP 188.50/32.26/l79.91 Mtrs
25.	DEPTH 17.18 mtrs
26.	LIGHTSHIP 7,670
27.	FWA 277 MM
28.	TPC/SUMMER 54.73 MT
29.	TPC/TROPICAL 54.80 MT
30.	TPC/WINTER 54.70 MT
31.	HOLD GRAIN /BALE 66,416/65,295 CBM
32.	CRANES 4X30 MTS x 26 m IHI ELECTROHYDRAULIC JIB
33.	CRANE MAX OUT REACH 8.0 MTRS AT 25 DEG. 30 T SWL
34.	GRABS 4X12 CBM/ HYDRAULIC TYPE
35.	HOISTING SPEED AT FULL WORK LOAD 19 MTRS/MIN

36.	HOISTING SPEED AT HALF WORK LOAD 24 MTRS/MIN
37.	HOISTING SPEED AT NO WORK LOAD 50 MTRS/MIN
38.	SLEWING SPEED AT FULL WORK LOAD 0.55 RPM
SLEWING SPEED AT HALF WORK LOAD 0.55 RPM
39.	SLEWING SPEED AT NO WORK LOAD 0.6 RPM
40.	TOPPING SPEED AT FULL WORK LOAD 52 SECONDS, MIN 3.5 M, MAX 26 M
41.	TOPPING SPEED AT HALF WORK LOAD 52 SECONDS, MIN 3.5 M , MAX 26 M
42.	TOPPING SPEED AT NO WORK LOAD 52 SECONDS, MIN 19 M
43.	LOCATION OF CRANES CENTRE LINE BETWEEN HATCHES 1/2, 2/3, 3/4, 4/5
44.	SAFETY DISTANCE FROM CRANE JIB TO HOOK 4.5 M
45.	ONE MAIN ENGINE Kawasaki MAN B&W 6S50MC-Cb(Derating) 10,450 PS AT 107 RPM
CONTINUOUS SERVICE OUTPUT 8,885 PS AT 101.4RPM
46.	GENERATORS Yanmar 3X625 KW AC 450 V 60HZ
47.	SPEED & CONSUMPTIONS
IN BALLAST 14.5 KTS ABT F.O CST-380 27.6MT M/E, AUX 1.7MT, BOILER 0.7 MT/MDO 0.0
IN LADEN 14.0 KTS ABT F.O CST-380 29.0MT M/E, AUX 1.7MT, BIILER 0.7 MT/MDO 0.0
IN PORT IDLE CST-380 IFO 1.4MT AUX, BOILER 1.1MT/MDO 0.0
IN PORT 24 HRS GEAR WORKING 4.6 MTS CST-380 IFO/MDO 0.0
VSL USE MDO FOR IN/OUT PORT AND LIMITED WATER MANOEUVRING
48.	BUNKER SPECIFICATION - IFO 380 CST- RMG 380 -SULPHUR<3.37% ISO 8217 1996(E)
49.	BUNKER SPECIFICATION- MGO/BLENDED
50.	FUEL TANK CAPACITIES
• FUEL OIL 1544 MTS(96% FULL) Density 0.950
• DIESEL OIL 148 MTS(96% FULL) Density 0.880
51.	HOLD CAPACITIES GRAIN/ BALE- CBM

Cargo Holds		Hatch Coaming
NO.1	10,551/10,389	294
NO.2	14,507/13,776	450
NO.3	13,197/12,917	424
NO.4	13,937/13,664	487
NO.5	12,511/12,390	508
TOTAL 64,253/63,132		Total 2163.0

52.	HATCH SIZE
	No.1	16.74 X 18.60 MTRS
	No.2	21.39 X 18.60 MTR
	No.3	18.60 X 18.60 MTR
	No.4	21.39 X 18.60 MTR
	No.5	22.32 X 18.60 MTR

53.	HOLD DIMENSIONS LX B(F) X B(A)- MTRS
	NO.1	27 X 8.8 X 22
	NO.2	30.6 X 22
	NO.3	27.8 X 22
	NO.4	30.4 X 22
	NO.5	31.4 X 22 X 10.4

54.	TANK TOP STRENGTHS
	NO.1	22.70 MTS/M2
	NO.2	15.00 MTS/M2
	NO.3	25.80 MTS/M2
	NO.4	15.00 MTS/M2
	NO.5	21.70 MTS/M2

55.	STRENGTH MAIN DECK: No.1 2.4 MTS/M2, No.2–5 3.4mt/M2

56.	STRENGTH HATCH COVERS 1.75 MTS/M2 (No cargo to be considering loading on h/covers)
57.	TYPE OF HATCH COVERS : Weather-Tight Folding Type /HYDRAULIC
58.	HOLD NO. 3 ALSO FOR BALLAST ALTERNATE HOLD LOADING 2+4 may empty
59.	DISTANCE BETWEEN HATCHES 6.0 MTRS
60.	DISTANCE FORWARD END OF NO.1 HOLD TO AFT END OF NO.5 HOLD 148.8 MTRS
61.	DISTANCE FROM BOW TO AFT OF LAST HATCH 161.0 MTRS
62.	BALLAST WATER CAPACITY 29,719 MTS (including N0.3 Cargo hold 13,962MT) Density 1.025
(deballast water l000cbm/hr, working by 1-set pump)
63.	FRESH WATER CAPACITY 344 MTS (Density 1.00)
64.	CONSTANT EXCLUDING FRESH WATER 280 MT
65.	FRESH WATER EVAPORATOR CAPACITY 12~15 MT/DAY
FRESH WATER DAILY CONSUMPTION 8~10 MT/DAY
66.	DISTANCE FROM KEEL TO TOP OF HATCH COAMING 19.566 MTRS
67.	DISTANCE FROM KEEL TO TOP OF THE MAST 44.19 MTRS
68.	AIRDRAFT IN FULLY LADEN CONDITION 32.02 MTRS (as per Master report)
69.	DISTANCE FROM WATERLINE TO TOP OF HATCH COAMING
IN HEAVY BALLAST CONDITION 11.086 M
IN LIGHT BALLAST CONDITION 15.006 M
70.	DISTANCE FROM WATERLINE TO HIGHEST POINT
IN HEAVY BALLAST CONDITION 35.72 M
IN LIGHT BALLAST CONDITION 39.66 M
IN LADEN CONDITION 32.04 M
71.	DISTANCE FROM TANKTOP TO UNDERSIDE OF CLOSED HATCH COVERS No.2–4/17.3m, No.1/17.9m
72.	DISTANCE FROM TANKTOP TO UNDERSIDE WEATHERDECK 17.0 M
73.	DISTANCE FROM TOP OF HOPPER TO UNDERSIDE WEATHERDECK 11.0 M
74.	DISTANCE FROM TOP OF HOPPER TO BOTTOM OF WING TANKS 6.6 M
75.	DISTANCE FROM SHIPS RAIL TO INSIDE OF HATCH COAMING 6.8 M
76.	DISTANCE FROM DECK TO UNDERSIDE OF CRANE PEDESTAL 10.0 M
77.	DISTANCE FROM DECK TO TOP OF HATCH COVER 2.6 M
78.	DISTANCE FROM HATCH COVER TO UNDERSIDE OF CRANE JIB 7.2 M
79.	DISTANCE FROM TANKTOP TO TOP OF HATCHCOVERS No.2–4/18.15m, No.1/18.76m
80.	DISTANCE FROM CRANE TO SHIPSIDE 16.13 M
81.	DISTANCE BETWEEN CRANES 29.0 M
82.	CEMENT FEEDER HOLES ON HATCH COVERS 2- SETS OF HOLES 750 MM DIA/COVER
83.	IS VESSEL GRAIN FITTED?, YES
84.	IS VESSEL CO2 FITTED?, FOR E/R ONLY.
85.	IS VSL SUEZ, PANAMA CANAL FITTED?, YES
86.	HOLD VENTILATION (NATURAL OR ELECTRIC), NATURAL
87.	VESSEL ICE CLASS/ STRENGTHENED?, NO
88.	DOES VSL HAVE AUSTRALIAN HOLD LADDERS?, YES
89.	IS VESSEL ITF FITTED?, YES
90.	IS VESSEL LOG FITTED, INCLUDING LASHING MATERIALS, STANCHIONS ETC?, NO

91.	INMARSAT TELEPHONE:
92.	MASTERS NATIONALITY
93.	NUMBER AND NATIONALITY OF CREW

The Owners	The Charterers

Star Gamma Inc. of Majuro, Marshall Islands	TMT CO. , LTD. TAIPEI

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

Athens, 8th March 2007

ADDENDUM No. 1

To the “C. Duckling TBRN Star Gamma” Charter Party dated, 23rd February 2007

It has been agreed between:

Messrs STAR GAMMA INC. of Majuro, Marshall Islands, as Owners

and

Messrs TMT Co. Ltd,. of the city of Taipei, as Charterers

This Charter Party is subject to the Owners obtaining title to the ship, failing which it shall be considered null and void and both parties will be released without one party asserting any claim against the other.

All other terms, conditions and exceptions of the above mentioned Charter Party to remain unaltered and in full force.

THE OWNERS	THE CHARTERERS

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
Star Gamma Inc. of Majuro, Marshall Islands	TMT CO., LTD. TAIPEI